Exhibit 16.1

April 22, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Commissioners:

This letter is to confirm that, as of April 4, 2024, the client-auditor relationship between Chain Bridge I and Frank, Rimerman + Co. LLP has ceased.

We have read the statements made by Chain Bridge I, which were originally filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K dated April 10, 2025. We agree with the statements concerning our Firm contained therein.

Yours truly,

/s/ Frank, Rimerman + Co. LLP